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31 October 2003                             Our ref    Peter Rowe
                                            Phone      +61 2 9225 5343
                                            Email      peter.rowe@freehills.com
                                            Matter no  80596719

                                            Doc no     Sydney\004506961
Attention: Mr Paul Garvey

ME Portfolio Management Limited
Level 23
360 Collins Street
MELBOURNE  VIC  3000


Dear Sirs


SMHL GLOBAL FUND NO. 5

We have acted for ME Portfolio Management Limited (MEPML) in relation to the offering of the SMHL Global Fund No. 5 Class A Notes (the NOTES) in connection with the SMHL Global Fund No. 5 (the FUND) to be constituted under the Master Trust Deed dated 4 July 1994 between Perpetual Trustees Australia Limited (the TRUSTEE) and MEPML and to be created by a Creation Notice to be executed.

Definitions in the draft Prospectus as filed with the Securities and Exchange Commission (the COMMISSION) under the Securities Act of 1933 of the United States of America (the PROSPECTUS) apply in this opinion. RELEVANT JURISDICTION means the Commonwealth of Australia, the State of Victoria or the State of New South Wales. No assumption or qualification in this opinion limits any other assumption or qualification in it.

1    DOCUMENTS

We have examined a draft copy of the Prospectus.

2    ASSUMPTIONS

For the purposes of giving this opinion we have assumed that where a document has been submitted to us in draft form it will be executed in the form of that draft and have assumed that an action in the United States of America in respect of an obligation under a Class A Note is an action for enforcement of a promise to pay money.

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3    QUALIFICATIONS

Our opinion is subject to the qualification that we express no opinion as to any laws other than the laws of each Relevant Jurisdiction as in force at the date of this opinion and, in particular, we express no opinion as to the Laws of the United Kingdom or the United States of America.

Terms used in this opinion have the meaning ascribed to them under the relevant laws in the Relevant Jurisdiction.

4    OPINION

Based on the assumptions and subject to the qualifications set out above (which, except where expressly stated, apply equally to each of the opinions below) we are of the following opinion:

(a) Any unsatisfied final and conclusive judgment of a court of the State of New York, United States of America (NEW YORK STATE COURT), or any federal court of the United States of America, having jurisdiction recognised by the Relevant Jurisdiction, in respect of an obligation under a Class A Note, which is for a fixed sum of money, would be enforceable by action between identical parties in the courts of each Relevant Jurisdiction (which action complies with rules and procedures of the said Courts) without a re-examination of the merits of the issues determined by the proceedings in the New York State Court or any federal court of the United States of America (as applicable) unless:

     (1) the proceedings in the New York State Court or any federal court of the United States of America (as applicable) involved a denial of the principles of natural justice;

     (2) the judgment is contrary to the public policy of the Relevant Jurisdiction;

     (3) the judgment was obtained by fraud or (without limiting 4(a)(2)) duress;

     (4) the judgment is a penal or revenue judgment;

     (5) there has been a prior judgment in another court between the same parties concerning the same issues as are dealt with in the judgment of the New York State Court or any federal court of the United States of America (as applicable); or

     (6) (arguably and without limiting 4(a)(2)) the judgment was based on a clear or perverse mistake of fact or application of Australian law or there is a defence or material evidence which was not available before the New York State Court or of any federal court of the United States of America (as applicable).

(b) Actions in a Relevant Jurisdiction (including as original actions or as actions to enforce judgments of a court of the United States of America) relating to civil liabilities predicated on securities laws of the United States of America may not be enforceable in a Relevant Jurisdiction even if the matters set out in 4(a) are otherwise satisfied.

(c) A judgment by a court in a Relevant Jurisdiction may be given in some cases only in Australian dollars and recognition or enforcement may be

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     temporarily stayed in certain circumstances additional to the above (such as if there is an appeal in the relevant court of the United States of America). Counter claims may be permitted in certain circumstances.

We consent to the filing of this letter as an exhibit to the Registration Statement on Form S-11 (the REGISTRATION STATEMENT) filed with the Prospectus, without admitting that we are "experts" within the meaning of the Securities Act of 1933 of the United States of America or the rules and regulations of the Commission issued under that Act with respect to any part of the Registration Statement, including this exhibit.

This opinion is given as at the date of this letter. We offer no opinion as to whether any subsequent change in the law (including but not limited to a Government instrument or regulation permitted by current Acts of Parliament, or an Act of Parliament) or judicial interpretation of the law, will affect the law or its application as outlined above.

Yours faithfully
Freehills



/s/ Peter Rowe
-------------------
Peter Rowe
Partner


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